EXHIBIT-99.1

Contact: TomoTherapy Incorporated Stephen C. Hathaway, CFO 608-824-2800
TomoTherapy Reports First Quarter Financial Results
Revenues Increase 86%
Madison, Wis. — June 13, 2007 — TomoTherapy Incorporated (NASDAQ: TTPY) today released financial results for the first quarter ended March 31, 2007. TomoTherapy has developed, markets and sells the Hi Art® System, an advanced and versatile radiation therapy system for the treatment of a wide variety of cancers.
For the first quarter of 2007, the company reported revenue of $51.2 million, an 86% increase compared to $27.5 million for the first quarter of 2006. The net loss attributable to common shareholders was $131.1 million, or $12.13 per diluted share, compared to a net loss of $10.6 million, or $1.22 per diluted share, for the prior year period. These results include the accretion of redeemable convertible preferred stock of $134.9 million and $9.1 million for the three months ended March 31, 2007 and 2006, respectively.
Excluding the accretion of the preferred stock, income from operations was $6.0 million and pro forma net income was $3.9 million, or $0.09 per diluted share, for the three months ended March 31, 2007, compared to a pro forma net loss of $1.5 million, or $0.04 per diluted share, for the prior year period. Included in the 2006 pro forma net loss was a $2.1 million after-tax charge, or $0.06 per diluted share, for the cumulative effect of a change in accounting principle related to the valuation of preferred stock warrants.
Customer demand for its image-guided radiation therapy (IGRT) technology combined with TomoTherapy’s increased production capacity were the primary drivers for the company’s significant first quarter revenue gain over the prior year. Additionally, the first quarter of 2007 was favorably impacted by increased international sales of the Hi Art System at higher average selling prices. This resulted in greater margin and income growth compared to prior periods.
The value of new sales orders received during the first quarter totaled $45 million, which was up 48% over the first quarter of last year.

As of March 31, 2007, TomoTherapy’s revenue backlog was $162 million, a 56% increase over the backlog at March 31, 2006. This was down slightly from the $164 million of backlog reported as of December 31, 2006, due to the high level of backlog that was converted to revenue in the first quarter.
“TomoTherapy is off to a strong start in 2007,” said Fred Robertson, CEO. “We are pleased with the first quarter revenue, especially our international performance. Fifty percent of our first quarter revenue was generated from sales outside of the United States. Overall, our first quarter success is a strong indicator of the Hi Art System’s acceptance in the marketplace.
“We continue to invest in our infrastructure to better service today’s customers, while building the business for future growth. These investments are paying off, as we are seeing steady improvement in overall system reliability at our customer sites.”
The company’s gross margins improved to 42.6% in the first quarter from 29.6% in the first quarter of 2006. Margins exceeded expectations due to the high average selling prices realized during the quarter. According to Robertson, while TomoTherapy expects to report gross margin improvements in 2007, the company believes that first quarter margin improvement was unusually robust and margins are not necessarily expected to continue at similar levels. Instead, TomoTherapy expects margins to be more in line with historical levels and to gradually improve in the future as it realizes benefits from factors such as: production efficiencies, leveraging its service and support infrastructure and engineering projects targeted at continuous improvement.
As planned, the company is increasing its operating expenses to continue to build its sales and service organizations, and invest in research and development efforts. Total operating expenses were $15.8 million in the first quarter, a 112% increase from the $7.4 million recorded in the first quarter of 2006. Included in the financial results for the first quarter of 2007 were $0.8 million of expense related to share-based compensation and $1.1 million of expense related to the proton therapy research collaboration with Lawrence Livermore National Laboratory.

Said Robertson, “We will continue to add sales resources and build out our service and support organization to maximize all opportunities in the global marketplace.”
TomoTherapy completed its initial public offering (IPO) on May 8, 2007. As such, the financial statements as of March 31, 2007, do not include the proceeds of approximately $186 million, net of offering expenses, from the company’s issuance of 10.6 million shares in the IPO.
Outlook
The expected continued growth of TomoTherapy’s business and the nature of selling a high-priced system can cause the company’s quarterly results to fluctuate significantly. For fiscal 2007, management currently expects revenue of $210 million to $220 million and pro forma net income per share in the range of $0.15 to $0.20 per diluted share.
Said Robertson, “Our outlook is contingent on customers completing their site preparations in a timely manner, key suppliers providing sufficient quantities of quality components, continued good performance of units in the field, the positive clinical results reported by customers and our ability to commission systems as scheduled.”
Investor Conference Call
TomoTherapy will conduct a conference call on its first quarter 2007 results at 5:00 p.m. ET today. To hear a live Webcast or replay of the call, visit the investor relations page on the company’s web site at www.tomotherapy.com where it will be archived for two weeks. To access the call via telephone, dial 1-866-700-6067 from inside the United States or 1-617-213-8834 from outside the United States, and enter passcode 79171754. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering passcode 60780237. The telephone replay will be available through 12:59 a.m. ET, June 16, 2007.
About TomoTherapy
TomoTherapy Incorporated has developed, markets and sells the Hi Art System, an advanced and versatile radiation therapy system for the treatment of a wide variety of cancers. The Hi Art System combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. TomoTherapy employs approximately 525 people around the world. The company completed its initial public offering in May 2007, and its stock is traded on the NASDAQ Global Market under the symbol TTPY. To find out more about TomoTherapy, please visit our Web site at www.tomotherapy.com.
Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of our technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “should,” “believe,” “outlook,” “expect” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to its operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.
A summary of earnings and other financial information follows.

TomoTherapy Incorporated
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)
Revenue	$51,163	$27,462

Cost of revenue	29,352	19,320

Gross profit	21,811	8,142

Operating expenses:
Research & development	7,155	3,457
Selling, general & administrative	8,625	3,984

Total operating expenses	15,780	7,441

Income from operations	6,031	701
Other income (expense), net	101	(95)

Income before income tax and cumulative effect of change in accounting principle	6,132	606
Income tax expense	2,246	—

Income before cumulative effect of change in accounting principle	3,886	606
Cumulative effect of change in accounting principle	—	(2,140)

Net income (loss)	3,886	(1,534)
Accretion of redeemable convertible preferred stock	(134,948)	(9,060)

Net loss attributable to common shareholders	$(131,062)	$(10,594)

Net loss per share attributable to common shareholders
Basic and diluted	$(12.13)	$(1.22)

Weighted average common shares outstanding used in computing net loss per share attributable to common shareholders
Basic and diluted	10,804	8,657

Pro forma net income (loss) per share
Basic	$.10	$(.04)

Diluted	$.09	$(.04)

Weighted average common shares outstanding used in computing pro forma net income (loss) per share
Basic	37,590	35,167

Diluted	42,168	35,167

TomoTherapy Incorporated
Condensed Consolidated Balance Sheets
(In thousands)

	Mar. 31,	Dec. 31,
	2007	2006
	(Unaudited)
Assets

Current assets:
Cash & investments	$2,644	$20,137
Accounts receivable	39,414	19,050
Inventories	51,925	40,026
Deferred tax assets	3,968	5,982
Other current assets	1,912	1,014

Total current assets	99,863	86,209

Property & equipment, net	16,542	15,469
Test systems, net	4,809	5,349
Intangible assets, net	464	472
Deferred tax assets	2,037	1,815

Total	$123,715	$109,314

Liabilities & Stockholders’ Equity

Current liabilities:
Accounts payable	$17,911	$13,960
Accrued expenses	16,550	17,974
Customer deposits	19,619	23,103
Deferred revenue	28,775	20,204
Convertible preferred stock warrant liability	127	3,522

Total current liabilities	82,982	78,763

Other non-current liabilities	2,096	2,005

Temporary equity	351,587	212,663

Total stockholders’ deficit	(312,950)	(184,117)

Total	$123,715	$109,314

TomoTherapy Incorporated
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,
	2007	2006
	(Unaudited)
Operating Activities
Net income (loss)	$3,886	$(1,534)
Adjustments to reconcile income to net operating cash:
Depreciation and amortization	1,471	568
Stock-based compensation	810	4
Convertible preferred stock warrants	58	2,133
Deferred income tax provision	1,792	—
Other non-cash items	111	45
Accounts receivable	(20,364)	(10,207)
Inventories	(11,899)	(2,417)
Other current assets	(898)	(71)
Accounts payable	3,951	1,899
Accrued expenses	(1,432)	(222)
Deferred revenue & customer deposits	5,087	9,702

Net cash used in operating activities	(17,427)	(100)

Investing Activities
Purchase of property & equipment	(2,000)	(1,435)

Net cash used in investing	(2,000)	(1,435)

Financing Activities
Notes payable proceeds (payments), net	(8)	400
Proceeds from the issuance of stock, net	1,978	44

Net cash provided by financing	1,970	444

Effect of exchange rate changes on cash	(36)	—

Decrease in cash	(17,493)	(1,091)
Cash and cash equivalents at beginning of period	20,137	30,396

Cash and cash equivalents at end of period	$2,644	$29,305

TomoTherapy, the TomoTherapy logo and Hi Art are among trademarks or registered trademarks of TomoTherapy Incorporated.